                         AGREEMENT AND PLAN OF MERGER


                                 by and among


                              GUIDANT CORPORATION


                         CLYDESDALE ACQUISITION CORP.


                                      and


                         CARDIOTHORACIC SYSTEMS, INC.


                          Dated as of August 30, 1999

                               TABLE OF CONTENTS

                                                                                      Page No.
                                                                                      -------
ARTICLE 1 The Merger.................................................................       2

    1.1   The Merger.................................................................       2
    1.2   The Closing................................................................       2
    1.3   Effective Time.............................................................       2
    1.4   The Charter and Bylaws.....................................................       3
    1.5   Directors of the Surviving Corporation.....................................       3
    1.6   Officers of the Surviving Corporation......................................       3

ARTICLE 2 Conversion and Exchange of Securities......................................       3

    2.1   Merger Sub Stock...........................................................       3
    2.2   Company Stock..............................................................       3
    2.3   Exchange of Certificates Representing Company Common Stock.................       5
    2.4   Adjustment of Exchange Ratio...............................................       7

ARTICLE 3 Representations and Warranties of the Company..............................       8

    3.1   Existence; Good Standing; Corporate Authority; Compliance
          with Law...................................................................       8
    3.2   Authorization, Validity and Effect of Agreements...........................       9
    3.3   Capitalization.............................................................       9
    3.4   Subsidiaries...............................................................      10
    3.5   Other Interests............................................................      10
    3.6   No Violation...............................................................      10
    3.7   SEC Documents..............................................................      11
    3.8   Patents, Trademarks, Copyrights and Trade Secrets..........................      12
    3.9   Investigations; Litigation.................................................      12
    3.10  Governmental Approvals.....................................................      13
    3.11  Absence of Certain Changes.................................................      14
    3.12  Taxes and Tax Returns......................................................      14
    3.13  Material Contracts.........................................................      17
    3.14  Employee Benefit Plans.....................................................      17
    3.15  Labor Matters..............................................................      19
    3.16  Parent Stock Ownership.....................................................      20
    3.17  Pooling of Interests; Tax Reorganization...................................      20
    3.18  Environmental Matters......................................................      20
    3.19  State Takeover Statutes and Shareholder Rights Plan........................      20
    3.20  No Brokers.................................................................      21
    3.21  Opinion of Financial Advisor...............................................      21

ARTICLE 4 Representations and Warranties of Parent and Merger Sub....................      21

    4.1   Existence; Good Standing; Corporate Authority; Compliance
          with Law...................................................................      21

    4.2   Authorization, Validity and Effect of Agreements...........................      22
    4.3   Capitalization.............................................................      22
    4.4   Merger Sub.................................................................      23
    4.5   No Violation...............................................................      23
    4.6   SEC Documents..............................................................      24
    4.7   Investigations; Litigation.................................................      25
    4.8   Absence of Certain Changes.................................................      25
    4.9   Company Stock Ownership....................................................      25
    4.10  No Brokers.................................................................      25
    4.11  Pooling of Interests; Tax Reorganization...................................      26

ARTICLE 5 Covenants..................................................................      26

    5.1   Alternative Proposals......................................................      26
    5.2   Interim Operations.........................................................      27
    5.3   Meeting of Stockholders....................................................      31
    5.4   Filings; Other Actions.....................................................      31
    5.5   Inspection of Records......................................................      32
    5.6   Publicity..................................................................      32
    5.7   Registration Statement.....................................................      32
    5.8   Listing Application........................................................      33
    5.9   Affiliate Letters..........................................................      33
    5.10  Expenses...................................................................      34
    5.11  Certain Transaction Related Fees...........................................      34
    5.12  Directors' and Officers' Indemnification and Insurance.....................      34
    5.13  Shareholder Rights Plan and Takeover Statutes..............................      35
    5.14  Conveyance Taxes...........................................................      35
    5.15  Certain Tax Matters........................................................      36
    5.16  Benefit Arrangements.......................................................      36
    5.17  Company Employee Stock Purchase Plan.......................................      37
    5.18  Temporary License..........................................................      37
    5.19  Support Agreement Legend...................................................      37

ARTICLE 6 Conditions.................................................................      38

    6.1   Conditions to Each Party's Obligation to Effect the Merger.................      38
    6.2   Conditions to Obligation of the Company to Effect the Merger...............      39
    6.3   Conditions to Obligation of Parent and Merger Sub to Effect
          the Merger.................................................................      39

ARTICLE 7 Termination................................................................      40

    7.1   Termination by Mutual Consent..............................................      40
    7.2   Termination by Either Parent or the Company................................      40
    7.3   Termination by the Company.................................................      41
    7.4   Termination by Parent......................................................      41
    7.5   Effect of Termination and Abandonment......................................      42
    7.6   Extension; Waiver..........................................................      43

ARTICLE 8 General Provisions.........................................................      44

    8.1   Nonsurvival of Representations, Warranties and Agreements..................      44
    8.2   Notices....................................................................      44
    8.3   Assignment; Binding Effect.................................................      45
    8.4   Entire Agreement...........................................................      45
    8.5   Amendment..................................................................      45
    8.6   Governing Law..............................................................      46
    8.7   Counterparts...............................................................      46
    8.8   Headings...................................................................      46
    8.9   Interpretation.............................................................      46
    8.10  Waivers....................................................................      46
    8.11  Incorporation of Exhibits..................................................      46
    8.12  Severability...............................................................      47
    8.13  Enforcement of Agreement...................................................      47
    8.14  Definitions................................................................      47

EXHIBIT A  Form of Affiliate Letter

SCHEDULE

Company Disclosure Schedule

                                                                  EXECUTION COPY


          AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of August 30, 1999, between Guidant Corporation, an Indiana corporation ("Parent"), Clydesdale Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and CardioThoracic Systems, Inc., a Delaware corporation (the "Company").

                                   RECITALS

          A. Parent and the Company each have determined that a business combination between Parent and the Company is in the best interests of their respective companies and stockholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein.

          B. The respective Boards of Directors of Parent, Merger Sub and the Company, and Parent, acting as the sole stockholder of Merger Sub, have approved the merger of Merger Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $0.001 per share, of the Company, together with the associated right (a "Right") to purchase, pursuant to the Company's February 14, 1997 Preferred Shares Rights Agreement, as amended effective August 30, 1999 (the "Rights Agreement"), one one-thousandth of a share of the Company's Series A Participating Preferred Stock, par value $0.001 per share (such common stock, together with the Rights, "Company Common Stock"), other than shares to be cancelled pursuant to Section 2.2(c) of this Agreement, will be converted into the right to receive common stock, without par value, of Parent ("Parent Common Stock").

          C. Concurrently with the execution of this Agreement, in order to induce Parent and Merger Sub to enter into the Agreement, certain stockholders of the Company are entering into a support agreement (the "Support Agreement") with Parent, providing for certain voting and other restrictions with respect to the shares of Company Common Stock beneficially owned by them upon the terms and conditions specified therein.

          D. Concurrently with the execution of this Agreement, in order to induce Parent and Merger Sub to enter into the Agreement, the Company is entering into an option agreement with Parent pursuant to which Parent shall be granted the right to purchase up to 19.9% of the issued and outstanding shares of Company Common Stock upon the occurrence of certain events as set forth therein (the "Option Agreement").

          E. It is intended that for federal income tax purposes, the merger provided for herein shall qualify as a reorganization within the meaning of
Section 368(a) of the Code (as defined in Section 3.12).

          F. The parties intend to cause the Merger to be accounted for as a pooling of interests pursuant to APB Opinion No. 16, Staff Accounting Series Releases 130, 135 and 146 and Staff Accounting Bulletin Topic Two.

          G. Merger Sub is a wholly-owned subsidiary of Parent and has been formed solely to facilitate the Merger and has conducted and will conduct no business or activity other than in connection with the Merger.

          NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1

                                  The Merger

          1.1   The Merger.

          Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company in accordance with this Agreement, and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and will be a wholly owned subsidiary of Parent. The Merger shall have the effects specified in the Delaware General Corporation Law ("DGCL").

          1.2   The Closing.

          Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (a) at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, at 10:00 a.m., local time, on the first business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in Article 6 shall be fulfilled or waived in accordance herewith or
(b) at such other time, date or place as Parent and the Company may agree in writing. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

          1.3   Effective Time.

          If all the conditions set forth in Article 6 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 7, the parties hereto shall cause a Certificate of Merger meeting the requirements of Section 251 of the DGCL (the "Certificate of Merger") to be properly executed and filed in accordance with such Section on the Closing Date. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time which the parties hereto shall have agreed upon and designated in such filings as the effective time of the Merger (the "Effective Time").

          1.4   The Charter and Bylaws.

          (a) The Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until duly amended as provided therein or by applicable law, except that the name of the Surviving Corporation in such Certificate of Incorporation shall be changed to "CardioThoracic Systems, Inc."

          (b) The Bylaws of Merger Sub in effect at the Effective Time shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided therein or by applicable law (subject in all cases to Section 5.11).

          1.5   Directors of the Surviving Corporation.

          The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law.

          1.6   Officers of the Surviving Corporation.

          The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law.

                                   ARTICLE 2

                     Conversion and Exchange of Securities

          2.1   Merger Sub Stock.

          At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

          2.2   Company Stock.

          (a) Subject to Section 2.3(e), at the Effective Time, each share of Company Common Stock including all associated Rights issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled pursuant to Section 2.2(c)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive such number or fraction of a number, rounded to four decimal places (the "Exchange Ratio"), of fully paid and nonassessable shares of Parent Common Stock that equals the amount obtained by dividing the Per Share Price (as hereinafter defined) by the Average Price (as hereinafter defined); provided, however, that in no event shall the Exchange Ratio exceed .3611 or be less than .2955. The "Per Share Price" shall mean $19.50. The "Average Price" shall mean the average per share closing price of Parent Common Stock during the 20 full trading days preceding the date of the last full trading day prior to the Company Stockholders Meeting (as defined in Section 5.3 hereof) or any adjournment or postponement at which the approval of this Agreement and the Merger by the stockholders of the Company is obtained, as such prices are reported on the New York Stock Exchange ("NYSE") Composite Transactions Tape (as reported by The Wall Street Journal, or, if not reported thereby, any other authoritative source).

          (b) As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time, all shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to be outstanding and shall cease to exist, and each holder of shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive, without interest, the consideration contemplated by Section 2.2(a) and cash in accordance with Sections 2.3(c) and 2.3(e) upon the surrender of a certificate (a "Certificate") representing such shares of Company Common Stock.

          (c) Each share of Company Common Stock issued and held in the Company's treasury at the Effective Time, and each share of Company Common Stock that is owned by Parent or Merger Sub at the Effective Time, shall, by virtue of the Merger, cease to be outstanding and shall be canceled and retired and shall cease to exist without payment of any consideration therefor.

          (d) All options to purchase capital stock of the Company (the "Company Options") outstanding, whether or not exercisable and whether or not vested, at the Effective Time under the Company's Incentive Stock Plan, Director Option Plan, Nonstatutory Stock Option Plan and 1998 Nonstatutory Stock Option Plan (collectively, the "Company Stock Option Plans") or under any other outstanding option or warrant agreements granting options to purchase capital stock of the Company, shall by virtue of the Merger and without any further action on the part of the Company or the holder thereof, cease to represent a right to acquire Company Common Stock and shall be converted into an option to purchase Parent Common Stock in such manner that Parent (i) is "assuming a stock option in a transaction to which Section 424(a) applied" within the meaning of
Section 424 of the Code, or (ii) to the extent that Section 424 of the Code does not apply to any such Company Options, would be a transaction within Section 424 of the Code. Each Company Option converted by Parent shall be exercisable upon the same terms and conditions as under the applicable Company Stock Option Plan and the applicable option agreement issued thereunder, except that (A) each such Company Option shall be exercisable for that whole number of shares of Parent Common Stock (rounded down to the nearest whole share) into which the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time would be converted under Section 2.2(a), and (B) the option price per share of Parent Common Stock shall be an amount equal to the option price per share of Company Common Stock subject to such Company Option in effect immediately prior to the Effective Time divided by the Exchange Ratio (the option price per share, as so determined, being rounded upward to the nearest full cent).

          (e) Parent shall (i) on or prior to the Effective Time, reserve for issuance the number of shares of Parent Common Stock that will become subject to options to purchase shares of Parent Common Stock ("Parent Options") pursuant to
Section 2.2(d), (ii) from and after the Effective Time, upon exercise of the Parent Options in accordance with the terms thereof, make available for issuance all shares of Parent Common Stock covered thereby and (iii) as promptly as practicable after the Effective Time, issue to each holder of an outstanding Company Option a document evidencing the foregoing assumption by Parent.

          (f) It is the intention of the parties that the Company Options converted by Parent qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent permitted under
Section 422 of the Code and to the extent the Company Options qualified as incentive stock options prior to the Effective Time.

          (g) Parent shall, within five days after the Effective Time, file a registration statement on Form S-8 or an amendment to an existing registration statement on Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"), covering the shares of Parent Common Stock issuable upon the exercise of Parent Options created upon the assumption by Parent of Company Options under Section 2.2(d), except to the extent the shares issuable pursuant to the assumption of Company Options by Parent have already been registered, and will use its reasonable best efforts to cause such registration statement to become effective and to maintain such registration in effect until the exercise or expiration of such Parent Options. No payment shall be made for fractional interests under Section 2.2(d)(ii)(A).

          (h) A holder of a Parent Option may exercise such Parent Option in whole or in part in accordance with its terms by delivering a properly executed notice of exercise to Parent, together with the consideration therefor and the Federal withholding tax information and payments, if any, required in accordance with the related Company Stock Option Plan.

          2.3   Exchange of Certificates Representing Company Common Stock.

          (a) As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with First Chicago Trust Company of New York (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article 2, certificates representing the shares of Parent Common Stock to be issued in connection with the Merger and cash in an amount equal to Parent's good faith estimate of the cash required to be paid to holders of shares of Company Common Stock in lieu of fractional shares expected to be payable in connection with the Merger (such cash and certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto (relating to record dates for such dividends or distributions after the Effective Time), being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 2.2 and paid pursuant to this Section 2.3 in exchange for outstanding shares of Company Common Stock. Notwithstanding anything in this Agreement to the contrary, Parent may, in lieu of issuing certificates for Parent Common Stock, make book-entry notations pursuant to established book-entry procedures of the Exchange Agent, and all references in this Agreement to certificates for Parent Common Stock will be deemed to be references to book-entry notations.

          (b) Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of shares of Company Common Stock (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to such shares of Company Common Stock shall pass, only upon delivery of the Certificates representing such shares to the Exchange Agent and which letter shall be in such form and have such other provisions as Parent may reasonably specify and (ii) instructions for use in effecting the surrender of Certificates in exchange for the consideration contemplated by
Section 2.2 and this Section 2.3, including cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of the shares represented by such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock and (y) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, that such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this
Article 2, after giving effect to any required withholding tax, and the shares represented by the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash payable to holders of shares of Company Common Stock. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock, together with a check for the cash to be paid pursuant to Section 2.3(b)(y) may be issued to such a transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.


          (c) Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared after the Effective Time on Parent Common Stock shall be paid with respect to any shares of Company Common Stock represented by a Certificate until such Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock, less the amount of any withholding taxes which may be required thereon.

          (d) At or after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates for shares of Parent Common Stock and cash deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article 2. Certificates surrendered for exchange by any Affiliate (as defined in Section 5.9 hereof), shall not be exchanged until Parent has received a written agreement from such person as provided in Section 5.9.

          (e) No fractional shares of Parent Common Stock shall be issued pursuant hereto. In lieu of the issuance of any fractional share of Parent Common Stock, cash adjustments will be paid to holders in respect of any fractional share of Parent Common Stock that would otherwise be issuable, and the amount of such cash adjustment shall be equal to the product obtained by multiplying such stockholder's fractional share of Parent Common Stock that would otherwise be issuable by the Average Price.

          (f) Any portion of the Exchange Fund (including the proceeds of any investments thereof and any shares of Parent Common Stock) that remains unclaimed by the former stockholders of the Company six months after the Effective Time shall be delivered to Parent. Any former stockholders of the Company who have not theretofore complied with this Article 2 shall thereafter look only to Parent, and Parent shall comply with such requests, made in accordance with the terms of this Agreement, for payment of their shares of Parent Common Stock, cash and unpaid dividends and distributions on Parent Common Stock deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

          (g) None of Parent, the Company, the Surviving Corporation, the Exchange Agent or any other person shall be liable (except to the extent provided by applicable law) to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond in such amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and cash deliverable in respect thereof pursuant to this Agreement.

          2.4   Adjustment of Exchange Ratio.

          In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Parent Common Stock or Company Common

Stock, respectively, shall have been changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, combination, exchange, recapitalization or other similar transaction, the Exchange Ratio shall be appropriately adjusted.

                                   ARTICLE 3

                 Representations and Warranties of the Company

          Except as set forth in the disclosure schedule delivered at or prior to the execution hereof to Parent (the "Company Disclosure Schedule") or in the Company Reports (as defined below) filed on or prior to the date hereof, the Company represents and warrants to Parent as of the date of this Agreement as follows (it being understood that disclosure in one instance is sufficient for all purposes if the context thereof is reasonably evident and it being understood that disclosure of an item is not to be construed as an admission of any fact):

          3.1    Existence; Good Standing; Corporate Authority; Compliance with
Law.

          The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing is not reasonably likely to result in a Company Material Adverse Effect (as defined in Section 8.14 hereof). The Company has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted or as reasonably contemplated in the future. The Company has no Subsidiaries other than CardioThoracic Systems GmbH (the "Company Subsidiary"). The Company Subsidiary is inactive, does not carry on any business, and does not own any properties or assets. The Company Subsidiary is a corporation duly organized, validly existing and in good standing, under the laws of Germany. Neither the Company nor the Company Subsidiary is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which the Company or the Company Subsidiary or any of their respective properties or assets is subject, other than any violations that are not reasonably likely to result in a Company Material Adverse Effect. The Company and the Company Subsidiary have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, except where the failure to obtain any such item or to take any such action is not reasonably likely to result in a Company Material Adverse Effect.

          3.2    Authorization, Validity and Effect of Agreements.

          The Company has the requisite corporate power and authority to execute and deliver this Agreement, the Option Agreement and all other agreements and documents contemplated hereby and thereby and to perform its obligations hereunder. Subject only to the approval of this Agreement and the Merger by the holders of a majority of the outstanding shares of Company Common Stock, the consummation by the Company of the transactions contemplated hereby and by the Option Agreement and the Support Agreement has been unanimously approved by the Board of Directors of the Company (the "Company Board") and duly authorized by all requisite corporate action. This Agreement and the Option Agreement constitute the valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

          3.3    Capitalization.

          The authorized capital stock of the Company consists of 60,000,000 shares of Company Common Stock and 5,100,000 shares of preferred stock, $0.001 par value per share ("Company Preferred Stock"). As of August 27, 1999, there were 14,497,668 shares of Company Common Stock issued and outstanding, and no shares of Company Preferred Stock issued and outstanding. Since such date, no shares of capital stock of Company have been issued, except shares of Company Common Stock issued pursuant to the exercise of options outstanding, under the Company Stock Option Plans. As of August 27, 1999, options to acquire 2,185,255 shares of Company Common Stock were outstanding pursuant to the terms of the Company Stock Option Plans and 159,922 shares of Company Common Stock were reserved for issuance pursuant to the CardioThoracic Systems, Inc. 1998 Employee Stock Purchase Plan (the "Stock Purchase Plan"). Prior to the Closing Date and in accordance with Section 5.2 of this Agreement, the Company anticipates that options to acquire additional shares of Company Common Stock will be granted to certain employees pursuant to the Company Stock Option Plans. The Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) on any matter with respect to such securities. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and were issued in compliance with all applicable federal and state securities laws, rules and regulations. Pursuant to the Stock Purchase Plan, Purchase Periods (as defined in the Stock Purchase Plan) commenced on November 2, 1998 and May 3, 1999 and will end upon the earlier of (i) April 30, 1999 and October 29, 1999, respectively (with respect to each such Purchase Period, respectively, the "Stock Purchase Date") or (ii) immediately prior to the Effective Time, provided that if the Effective Time is later than October 31, 1999, then a new Purchase Period will commence on November 1, 1999 and will end upon the earlier of April 30, 2000 or immediately prior to the Effective Time. Except for the outstanding purchase rights held by participants in the current Purchase Periods, there are no other purchase rights or options outstanding under the Stock Purchase Plan. There are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments, other than under the Company Stock Option Plans and the Stock Purchase Plan and the Option Agreement, that obligate the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of the Company or any of its Subsidiaries, except that as of the date hereof, there were 60,000 shares of Series A Participating Preferred Stock reserved for issuance pursuant to the Rights Agreement. After the Effective Time, the Surviving Corporation will have no obligation to issue, transfer or sell any shares of capital stock or other securities of the Company or the Surviving Corporation pursuant to any Company Plan (as defined in Section 3.14) or otherwise.



          3.4    Subsidiaries.

          The Company owns directly or indirectly each of the outstanding shares of capital stock of the Company Subsidiary. Each of the outstanding shares of capital stock of the Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances.

          3.5    Other Interests.

          Except for the Company's ownership of the Company Subsidiary, neither the Company nor the Company Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity, other than marketable securities available for sale.

          3.6    No Violation.

          Neither the execution and delivery by the Company of this Agreement or the Option Agreement nor the consummation by the Company of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof or the performance of the Support Agreement by the parties thereto, will: (i) conflict with or result in a breach of any provisions of the Certificate of Incorporation or Bylaws of the Company; (ii) result in a breach or violation of, a default under any existing Company Plan, or any grant or award made under any of the foregoing; (iii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination or cancellation of, accelerate the performance required by, result in the triggering of any payment or other material obligations pursuant to, result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of the Company or the Company Subsidiary under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, binding commitment or obligation to which the Company or the Company Subsidiary is a party, or by which the Company or the Company Subsidiary or any of their respective properties is bound or affected, except for any of the foregoing matters which is not reasonably likely to (a) result in a Company Material Adverse Effect or (b) impair in any material respect the ability of the

Company to perform its obligations under this Agreement or the Option Agreement, or (c) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement or the Option Agreement; or (iv) other than filings by the Company required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the filing by the Company Subsidiary of any pre-merger notification required to be filed with the German Federal Cartel Office, the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement relating to the approval by the Company's stockholders of this Agreement and such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, and the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business or as required under the DGCL and the rules of the Nasdaq National Market, require, by or with respect to the Company or the Company Subsidiary in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger, any consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, other than consents, approvals, authorizations, declarations or filings or registration which, if not obtained or made, are not reasonably likely to result in a Company Material Adverse Effect. The stockholders of the Company have no appraisal, dissenters or other similar rights with respect to the Merger, whether pursuant to the DGCL,
Section 2115 or Chapter 13 of the California General Corporation Law, or otherwise.

          3.7  SEC Documents.

          As of their respective dates, or, if amended, as of the date of the last such amendment, each registration statement, report, proxy statement or information statement (as defined in Regulation 14C under the Exchange Act) of the Company prepared by the Company since its initial public offering (including without limitation, the Registration Statement on Form S-1 (Registration No. 333-1840) with respect to its initial public offering), in the form (including exhibits and any amendments thereto) filed with the Securities and Exchange Commission (the "SEC"), (collectively, the "Company Reports") (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder applicable to such Company Reports and (ii) at the time they were filed did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents the consolidated financial position of the Company and the Company Subsidiary as of its date, and each of the consolidated statements of operations, stockholders' equity and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents the financial position, results of operations and cash flows, as the case may be, of the Company and the Company Subsidiary for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not reasonably likely to be material in amount or effect, and the absence of footnotes), in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein. Neither the Company nor the Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except (a) as set forth in the Company Reports, (b) liabilities or obligations reflected on, or reserved against in, a balance sheet of the Company or in the notes thereto, prepared in accordance with GAAP consistently applied and included in the Company Reports, (c) liabilities or obligations incurred in the ordinary course of business which are not reasonably likely to have a Company Material Adverse Effect and (d) arising under executory contracts not currently in default.

          3.8  Patents, Trademarks, Copyrights and Trade Secrets.

          (a) Section 3.8 of the Company Disclosure Schedule contains a complete list of all United States and foreign patents and patent applications, copyrights (whether registered or as to which registration has been applied for), trademarks (whether registered or as to which registration has been applied for), trade names and service marks owned by or licensed to the Company or any of its Subsidiaries as of the date hereof.

          (b) To the knowledge of the Company, there is no infringement, misuse or misappropriation by others, of any United States or foreign patents, patent applications, trademarks, whether registered or as to which registration has been applied for, tradenames, service marks, copyrights, processes, designs, formulae, inventions, know-how, trade secrets or concepts (the "Intellectual Property") of the Company or the Company Subsidiary that is reasonably likely to cause a Company Material Adverse Effect, except as has been disclosed by the Company to Parent. There are no pending or threatened claims by the Company or the Company Subsidiary against others for infringement, misuse or misappropriation, of any Intellectual Property of the Company or the Company Subsidiary that are reasonably likely to cause a Company Material Adverse Effect. Neither the Company nor the Company Subsidiary is infringing, misusing or misappropriating any Intellectual Property of any third party and no claim of such infringement, misuse or misappropriation is pending or, to the knowledge of the Company, threatened.

          (c) Except as set forth in Section 3.8 of the Company Disclosure Schedule or the Company Reports, the Company and the Company Subsidiary own or possess adequate licenses or other valid rights to use all of the Intellectual Property of the Company and the Company Subsidiary used or proposed to be used in the business of the Company and the Company Subsidiary as currently conducted. The Company has no knowledge of any facts or claims which may bring the validity of its issued patents into question.

          3.9  Investigations; Litigation.

          Except in the ordinary course of the Company's business, (a) no investigation or review by any governmental entity with respect to the Company or the

Company Subsidiary is pending (or, to the Company's knowledge, threatened) that, if concluded adversely to the Company or the Company Subsidiary, individually or in the aggregate is reasonably likely to have a Company Material Adverse Effect nor has any governmental entity indicated to the Company an intention to conduct the same; and (b) there are no actions, suits or proceedings pending against the Company or the Company Subsidiary or, to the knowledge of the Company, threatened against the Company or the Company Subsidiary, at law or in equity, or before or by any federal, state, local or foreign commission, board, bureau, agency or instrumentality that, if concluded adversely to the Company or the Company Subsidiary, individually or in the aggregate is reasonably likely to have a Company Material Adverse Effect. The Company has disclosed to Parent any and all information known to any executive officer of the Company concerning or relating to any litigation brought or threatened to be brought against the Company or any of its current or former employees, officers or directors in connection with the matters set forth in Section 8.14 of the Company Disclosure Schedule.

          3.10 Governmental Approvals.

          There are no products now being manufactured, sold or distributed by the Company or the Company Subsidiary which at the date hereof would require any approval of the United States Food and Drug Administration (the "FDA") or any other governmental body that regulates the safety, effectiveness, market clearances, market or post-market surveillance of the products of the Company and the Company Subsidiary, whether Federal, state, local or foreign, for the purpose for which they are being manufactured, sold or distributed, for which such approval has not been obtained. All products now being commercially distributed by the Company or the Company Subsidiary in the United States, and to the knowledge of the Company, all products now being commercially distributed outside the United States, meet, in all material respects, the applicable legal requirements of such jurisdiction with respect to their safety, effectiveness, market clearance, marketing, and post-market surveillance and all requisite governmental approvals have been duly obtained and are in full force and effect, and there is no basis known to the Company for the FDA or any other governmental body to rescind any approval for any of their commercially distributed products for the purpose for which they are being manufactured, sold or distributed. There is no action or proceeding by the FDA or any other governmental body claiming that any product now being commercially distributed or used in any clinical trials by the Company or the Company Subsidiary is defective or fails to meet any applicable regulatory standards or that the Company has violated any applicable rules or regulations governing the marketing or post-market surveillance requirements for any product, including, but not limited to, recall procedures, pending or, to the knowledge of the Company, threatened against the Company or the Company Subsidiary, and no such proceeding was brought at any time in the past, relating to the safety or efficacy of any of its products, and, to the knowledge of the Company, there is no basis for any such action or proceeding. No institutional review board or institutional review committee or other similar group has terminated or recommended termination of a clinical study of any product of the Company or the Company Subsidiary.

          3.11 Absence of Certain Changes.

          Since January 1, 1999, the Company has conducted its business only in the ordinary course of such business, and there has not been (i) any Company Material Adverse Effect or any event which is reasonably likely to result in a Company Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock; or
(iii) any material change in its accounting principles, practices or methods, except as required under GAAP or applicable law.

          3.12 Taxes and Tax Returns.

          (a)  Definitions:

          "Code" means the Internal Revenue Code of 1986, as amended. All citations to provisions of the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments thereto and any substitute or successor provisions thereto.

          "Taxes" means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions, levies and liabilities, including, without limitation, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, gains, franchise, withholding, payroll, recapture, employment, excise, unemployment, insurance, social security, business license, occupation, business organization, stamp, environmental and property taxes, together with all interest, penalties and additions imposed with respect to such amounts. For purposes of this Agreement, "Taxes" also includes any obligations under any agreements or arrangements with any person with respect to the liability for, or sharing of, Taxes (including, without limitation, pursuant to Treas. Reg. (S) 1.1502-6 or comparable provisions of state, local or foreign Tax law) and including, without limitation, any liability for Taxes as a transferee or successor, by contract or otherwise.

          "Taxable Period" means any taxable year or any other period that is treated as a taxable year (or other period, or portion thereof, in the case of a Tax imposed with respect to such other period or portion thereof, e.g., a quarter) with respect to which any Tax may be imposed under any applicable statute, rule, or regulation.

          "Tax Reserve" shall have the meaning set forth in Section 3.12(d).

          "Tax Return" means any report, return, election, notice, estimate, declaration, information statement and other forms and documents (including, without limitation, all schedules, exhibits and other attachments thereto) relating to and filed or required to be filed with a taxing authority in connection with any Taxes (including, without limitation, estimated Taxes).

          (b) All material Tax Returns required to be filed by or with respect to the Company and the Company Subsidiary for all Taxable Periods have been timely filed and all such Tax Returns, (i) except where the failure to do so is not reasonably likely to have a Company Material Adverse Effect, were prepared in the manner required by applicable law, (ii) are true, correct, and complete in all material respects, and (iii) accurately reflect the liability for Taxes of the Company and the Company Subsidiary. All Taxes shown to be payable on such Tax Returns, and all assessments of Tax made against the Company and the Company Subsidiary with respect to such Tax Returns, have been paid when due. No adjustment relating to any such Tax Return has been proposed or threatened formally or informally by any taxing authority and no basis exists for any such adjustment.

          (c) The Company and the Company Subsidiary have made (or there has been made on their behalf) all required current estimated Tax payments sufficient to avoid any underpayment penalties.

          (d) The Company and the Company Subsidiary have (i) timely paid or caused to be timely paid all material Taxes due, whether or not shown (or required to be shown) on a Tax Return and (ii) provided a sufficient reserve (without regard to deferred Tax assets and liabilities) for the payment of all material Taxes not yet due and payable (the "Tax Reserve") on the financial statements included in the Company Reports.

          (e) The Company and the Company Subsidiary have complied in all material respects with the provisions of the Code relating to the withholding and payment of Taxes, including, without limitation, the withholding and reporting requirements under Code sections 1441 through 1464, 3401 through 3406, and 6041 through 6049, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required.

          (f) None of the Tax Returns of the Company or the Company Subsidiary has been or is currently being examined by the Internal Revenue Service ("IRS") or relevant state, local or foreign taxing authorities. No state of facts exists or has existed which would constitute grounds for the assessment of any liability for Taxes with respect to periods (or portions thereof) which have not been audited by the IRS or other taxing authority. There are no examinations or other administrative or court proceedings relating to Taxes in progress or pending, nor has the Company or the Company Subsidiary received a revenue agent's or similar report asserting a Tax deficiency. There are no current or, to the Company's knowledge, threatened actions, suits, proceedings, investigations, audits or claims relating to or asserted for Taxes of the Company or the Company Subsidiary and there is no basis for any such claim.

          (g) No claim has ever been made in writing by any taxing authority with respect to the Company or the Company Subsidiary in a jurisdiction where the Company and/or the Company Subsidiary do not file Tax Returns that the Company or the Company Subsidiary is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of the Company or the Company Subsidiary that arose in connection with any failure (or alleged failure) to pay any Taxes and, except for liens for real and personal property Taxes that are not yet due and payable, there are no liens for any Tax upon any asset of the Company or the Company Subsidiary.

          (h) Neither the Company nor the Company Subsidiary has agreed or is required to include in income or make any adjustment under either Section 481(a) or Section 482 of the Code (or an analogous provision of state, local, or foreign law) by reason of a change in accounting method or otherwise. Neither the Company nor the Company Subsidiary has disposed of any property in a transaction being accounted for under the installment method pursuant to Section 453 of the Code.

          (i) Neither the Company nor the Company Subsidiary is, or has been, a party to any agreement (other than this Agreement) relating to allocating or sharing the payment of, or liability for, Taxes with respect to any Taxable Period.

          (j) Neither the Company nor the Company Subsidiary is a party to any contract, agreement, plan or arrangement that, individually or in the aggregate, or when taken together with any payment that may be made under this Agreement or any agreements contemplated hereby, could give rise to the payment of any "excess parachute payment" within the meaning of Section 280G of the Code.

          (k) Neither the Company nor the Company Subsidiary has distributed the stock of any corporation in a transaction satisfying the requirements of
Section 355 of the Code since April 16, 1997. The stock of neither the Company nor the Company Subsidiary has been distributed in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997.

          (l) True and complete copies of all federal, state, local and foreign Tax Returns of the Company and the Company Subsidiary have been made available to Parent prior to the date hereof. Since the date of the most recent Company Report, neither the Company nor the Company Subsidiary has incurred any liability for Taxes that is reasonably likely to result in a material decrease in the net worth of the Company or the Company Subsidiary.

          (m) No extension of time with respect to any date on which a Tax Return was or is to be filed by the Company or the Company Subsidiary is in force, and no waiver or agreement by the Company or the Company Subsidiary is in force for the extension of time for the assessment or payment of any Taxes.

          (n) Neither the Company nor the Company Subsidiary has been a member of an (i) affiliated group (within the meaning of Section 1504 of the Code) or
(ii) affiliated, combined, consolidated, unitary, or similar group for state, local or foreign Tax purposes, other than the group of which the Company is the common parent.

          (o) Neither the Company nor the Company Subsidiary is a party to any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for U.S. federal income tax purposes.

          (p) None of the indebtedness of the Company or the Company Subsidiary constitutes "corporate acquisition indebtedness" (as defined in Section 279(b) of the Code) with respect to which any interest deductions may be disallowed under Section 279 of the Code.

          (q) Neither the Company nor the Company Subsidiary is or has been a U.S. real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code.

          (r) Neither the Company nor the Company Subsidiary has consented to have the provisions of Section 341(f)(2) of the Code applied to it.

          (s) Section 3.12 of the Company Disclosure Schedule sets forth the amount of any deferred gain or loss allocable to the Company arising out of any intercompany transactions. Neither the Company nor the Company Subsidiary has an excess loss account (within the meaning of Treas. Reg. (S) 1.1502-19) with respect to the stock of the Company Subsidiary.

          3.13  Material Contracts.

          Section 3.13 of the Company Disclosure Schedule sets forth a complete list as of the date of this Agreement of (i) contracts, binding commitments and agreements (for purposes of this Agreement, contracts, binding commitments and agreements shall include, without limitation, all collaborative arrangements or relationships of the Company and the Company Subsidiary) to which the Company or the Company Subsidiary is a party or under which any of them is obligated or bound or to which any of their properties or assets may be subject, which (a) involve a payment or receipt after the date hereof of more than $400,000, (b) are purchase orders involving more than $400,000 or are supply agreements, (c) involve the licensing of or by the Company or the Company Subsidiary of any Intellectual Property or (d) are joint development agreements. There is no document or contract of a character required to be described in, filed with the SEC as an exhibit to, or incorporated by reference into, any periodical or other report made under the Exchange Act and the rules and regulations promulgated thereunder, which is not described, incorporated or filed as required. All material terms of each of the contracts set forth on Section 3.13 of the Company Disclosure Schedule and each of the contracts disclosed in the Company Reports are in full force and effect and are enforceable against the Company and, to the knowledge of the Company, against all other parties thereto, in accordance with their terms. Except for such instances that are not reasonably likely to result in a Company Material Adverse Effect, (a) the Company and the Company Subsidiary are not in default under any such contract, binding commitment or agreement, (b) to the knowledge of the Company, no party having any binding commitment to, or contract or agreement with, the Company or the Company Subsidiary is in default thereunder and (c) the Company has no knowledge of any fact, circumstance or event which might reasonably be expected in the future to cause any such party to be in default under any such material contract, binding commitment or agreement.

          3.14  Employee Benefit Plans.

          (a) Section 3.14 of the Company Disclosure Schedule sets forth each plan, agreement, arrangement or commitment which is an employment or consulting agreement, executive or incentive compensation plan, bonus plan, deferred compensation agreement, employee pension, profit sharing, savings or retirement plan, employee stock option or stock purchase plan, group life, health, or accident insurance or other employee benefit plan, agreement, arrangement or commitment, including, without limitation, severance, holiday, vacation, Christmas or other bonus plans (including, but not limited to, "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained by the Company or the Company Subsidiary for any of their present or former employees, consultants, officers or directors ("Company Personnel") or with respect to which the Company or the Company Subsidiary has liability, makes or has an obligation to make contributions ("Company Plans").

          (b) The Company has made available to Parent (i) true and correct copies of all currently existing Company Plans or in the case of an unwritten plan, a written description thereof, (ii) true and correct copies of any annual, financial or actuarial reports and Internal Revenue Service determination letters relating to such currently existing Company Plans and (iii) true and correct copies of all summary plan descriptions (whether or not required to be furnished under ERISA) and material employee communications relating to such Company Plans and distributed to Company Personnel. The Company has no liabilities under any Company Plan that is not currently existing.

          (c) There are no Company Personnel who are entitled to (i) any pension benefit that is unfunded or (ii) any pension or other benefit to be paid after termination of employment other than required by Section 601 of ERISA or pursuant to plans intended to be qualified under Section 401(a) of the Code and listed on Section 3.14 of the Company Disclosure Schedule, and no other benefits whatsoever are payable to any Company Personnel after termination of employment (including retiree medical and death benefits) except pursuant to a Company Plan listed in Section 3.14 of the Company Disclosure Schedule.

          (d)   Each Company Plan that is an employee welfare benefit plan under
Section 3(l) of ERISA is either (i) funded through an insurance company contract and is not a "welfare benefit fund" within the meaning of Section 419 of the Code or (ii) is unfunded.

          (e) All contributions or payments owed with respect to any periods prior to the Closing under any Company Plan have been made or accrued. Each Company Plan by its terms and operation is in material compliance with all applicable laws (including, but not limited to, ERISA, the Code and the Age Discrimination in Employment Act of 1967, as amended).

          (f) There are no actions, suits or claims pending or, to the Company's knowledge, threatened (other than routine claims for benefits) or, to the Company's knowledge, no set of circumstances exist which may reasonably give rise to such a claim against any Company Plan or administrator or fiduciary of any such Company Plan. As to each Company Plan for which an annual report is required to be filed under ERISA or the Code, all such filings, including schedules, have been made on a timely basis and with respect to the most recent report regarding each such Company Plan liabilities do not exceed assets, and no material adverse change has occurred with respect to the financial matters covered thereby.

          (g) Neither the Company nor any entity required to be aggregated with the Company pursuant to Sections 414(b), (c), (m) or (o) of the Code contributes to, maintains or has any liability with respect to a plan subject to Title IV of ERISA, Section 412 of the Internal Revenue Code or Section 302 of ERISA.

          (h) Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service stating that such plan is so qualified and (i) nothing has occurred since the date of such letter to cause the letter to be no longer valid or effective, or (ii) the applicable remedial amendment period for such plan has not yet expired.

          (i) Neither the Company, the Company Subsidiary nor any other person, including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Company Plans (or their trusts), the Company, the Company Subsidiary, or any person who the Company or the Company Subsidiary has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

          (j) The events contemplated by this Agreement (either alone or together with any other event) will not (i) entitle any Company Personnel to severance pay, unemployment compensation, or other similar payments under any Company Plan or law, (ii) accelerate the time of payment or vesting or increase the amount of benefits due under any Company Plan or compensation to any Company Personnel, (iii) result in any payments (including parachute payments) under any Company Plan or law becoming due to any Company Personnel, or (iv) terminate or modify or give a third party a right to terminate or modify the provisions or terms of any Company Plan.

          (k) The Company, the Company Subsidiary and each member of their respective business enterprises have complied with the Worker Adjustment and Retraining Notification Act.

          3.15  Labor Matters.

          Neither the Company nor the Company Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or the Company Subsidiary relating to their business, except for any such proceeding which is not reasonably likely to result in a Company Material Adverse Effect. To the knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit currently being made or threatened involving employees of the Company or the Company Subsidiary. The

Company and the Company Subsidiary are in compliance with all applicable laws regarding employment, consulting, employment practices, wages, hours and terms and conditions of employment, except where noncompliance is not reasonably likely to have a Company Material Adverse Effect.

          3.16  Parent Stock Ownership.

          Neither the Company nor the Company Subsidiary owns any shares of Parent Common Stock or other securities convertible into or exercisable for Parent Common Stock.

          3.17  Pooling of Interests; Tax Reorganization.

          There has been no action or omission by the Company or the Company Subsidiary which would prevent the accounting for the Merger as a pooling of interests in accordance with Accounting Principles Board Opinion No. 16 ("APB No. 16"), the interpretative releases issued pursuant thereto, and the pronouncements of the SEC. There has been no action or omission by the Company or the Company Subsidiary which would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

          3.18  Environmental Matters.

          Except where any noncompliance is not reasonably likely, individually or in the aggregate, to result in a Company Material Adverse Effect, the Company and the Company Subsidiary are in compliance with all applicable federal, state, local and foreign laws, rules and regulations relating to pollution or protection of human health, worker safety or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"). Such compliance includes, but is not limited to, the possession by the Company and the Company Subsidiary of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Neither the Company nor the Company Subsidiary has received written notice of, or to the knowledge of the Company, is the subject of, any actions, causes of action, claims, investigations, demands or notices by any person or entity alleging liability under or noncompliance with any Environmental Law. To the knowledge of the Company, there are no currently existing circumstances that are reasonably likely to prevent or interfere with such compliance in the future.

          3.19  State Takeover Statutes and Shareholder Rights Plan.

          The Board of Directors of the Company has approved this Agreement and the Merger, and such approval is sufficient to render inapplicable to this Agreement and the Merger and the transactions contemplated by this Agreement and the Support Agreement, the provisions of Section 203 of the DGCL to the extent, if any, such Section is applicable to this Agreement and the Merger and the transactions contemplated by this Agreement and the Support Agreement. To the Company's knowledge, no other state antitakeover statute or similar statute or regulation is applicable to the Merger or the other transactions contemplated hereby and by the Support Agreement and the Option Agreement. The Company has taken all actions necessary such that, for all purposes under the Rights Agreement, neither Parent nor Merger Sub nor any of their affiliates shall be deemed an Acquiring Person (as defined in the Rights Agreement), the Distribution Date (as defined in the Rights Agreement) shall not be deemed to occur, and the Rights will not separate from the Company Common Stock, in each case solely as a result of Parent's and Merger Sub's entering into this Agreement, the Option Agreement or the Support Agreement or consummating the Merger and/or the other transactions contemplated hereby or thereby.

          3.20    No Brokers.

          The Company has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company or Parent to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement, the Option Agreement and the Support Agreement, or the consummation of the transactions contemplated hereby and thereby, except that the Company has retained Piper Jaffray Inc. as its financial advisor, the arrangements of which have been disclosed by the Company to Parent. Other than the foregoing arrangements, the Company is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement, the Option Agreement and the Support Agreement, or the consummation of the transactions contemplated hereby and thereby.

          3.21    Opinion of Financial Advisor.

          The Board of Directors of the Company has received the opinion of Piper Jaffray Inc. to the effect that, as of the date hereof, the consideration to be received in the Merger is fair to the holders of Company Common Stock from a financial point of view.

                                   ARTICLE 4

            Representations and Warranties of Parent and Merger Sub

          Except as set forth in the disclosure schedule delivered at or prior to the execution hereof to the Company (the "Parent Disclosure Schedule") or in the Parent Reports (as defined below) filed on or prior to the date hereof, Parent and Merger Sub represent and warrant to the Company as of the date of this Agreement as follows (it being understood that disclosure in one instance is sufficient for all purposes if the context thereof is reasonably evident and it being understood that disclosure of an item is not to be construed as an admission of any fact):

          4.1     Existence; Good Standing; Corporate Authority; Compliance with
Law.

          Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Parent is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing is not reasonably likely to result in a Parent Material Adverse Effect (as defined in Section 8.14 hereof). Parent has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted or as reasonably contemplated in the future. Neither Parent nor Merger Sub is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which Parent or Merger Sub or any of their respective properties or assets is subject, other than any violations which are not reasonably likely to result in a Parent Material Adverse Effect. Parent and Merger Sub have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, except where the failure to obtain any such item or to take any such action is not reasonably likely to result in a Parent Material Adverse Effect.

          4.2    Authorization, Validity and Effect of Agreements.

          Each of Parent and Merger Sub, respectively, has the requisite corporate power and authority to execute and deliver this Agreement, the Support Agreement and the Option Agreement and all other agreements and documents contemplated hereby and thereby, and perform its obligations hereunder and thereunder. The consummation by Parent and Merger Sub, as applicable, of the transactions contemplated hereby and by the Option Agreement and the Support Agreement have been unanimously approved by the Board of Directors of Parent and Merger Sub, as applicable, and duly authorized by all requisite corporate action. This Agreement, the Support Agreement and the Option Agreement, constitute the valid and legally binding obligations of Parent and/or Merger Sub, as applicable, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

          4.3    Capitalization.

          The authorized capital stock of Parent consists of 1,000,000,000 shares of Parent Common Stock and 50,000,000 shares of Preferred Stock, without par value, ("Parent Preferred Stock"). As of August 27, 1999, there were 301,677,625 shares of Parent Common Stock and no shares of Parent Preferred Stock issued and outstanding and 458,226 shares of Parent Common Stock and no shares of Parent Preferred Stock held in Parent's treasury. Since such date, no additional shares of capital stock of Parent have been issued, except shares issued pursuant to the exercise of options outstanding under Parent's stock option plans (the "Parent Stock Option Plans"). As of August 27, 1999, options to acquire 36,672,998 shares of Parent Common Stock were outstanding. Since such date, no additional options have been granted. Prior to the Closing Date, Parent anticipates that options to acquire additional shares of Parent Common Stock will be granted to certain employees pursuant to the Parent 1998 Stock Plan. Parent has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter. All such issued and outstanding shares of Parent Common Stock are, and all shares of Parent Common Stock to be issued pursuant to Section 2.2(a) hereof, when issued in accordance with the terms hereof will be, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as contemplated by this Agreement, there are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments, other than pursuant to the Parent Stock Option Plans and the Rights Agreement between Parent and Bank One, Indianapolis, NA dated October 17, 1994 (the "Parent Rights Agreement"), which obligate Parent or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of Parent or any of its Subsidiaries.

          4.4    Merger Sub.

          The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which shares are issued and outstanding and owned by Parent. Notwithstanding any provisions to the contrary, Parent may, in its sole discretion, increase or decrease the number of shares of authorized common stock of Merger Sub and the number of shares of common stock of Merger Sub issued and outstanding owned by Parent. Merger Sub has not engaged in any activities other than in connection with its formation and the transactions contemplated by this Agreement.

          4.5    No Violation.

          Neither the execution and delivery by Parent and Merger Sub, as applicable, of this Agreement, the Support Agreement or the Option Agreement, nor the consummation by Parent and Merger Sub, as applicable, of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof, will: (i) conflict with or result in a breach of any provisions of the respective Certificate of Incorporation or Bylaws of Parent or Merger Sub;
(ii) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or accelerate vesting under, any of the Parent Stock Option Plans, or any grant or award under any of the foregoing; (iii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination or cancellation of, accelerate the performance required by, result in the triggering of any payment or other material obligations pursuant to, result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of Parent or Merger Sub under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, binding commitment or obligation to which Parent or Merger Sub is a party, or by which Parent or Merger Sub or any of their respective properties is bound or affected, except for any of the foregoing matters which is not reasonably likely to (a) result in a Parent Material Adverse Effect, (b) impair in any material respects the ability of Parent to perform its obligations under this Agreement, the Option Agreement and the Support Agreement, or

(c) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement, the Option Agreement or the Support Agreement; or (iv) other than filings by Parent required under the HSR Act, the filing with the SEC of a Registration Statement on Form S-4, the filing of the Certificate of Merger with the Delaware Secretary of State, and the submission to the NYSE and the Pacific Exchange, Inc. (the "Pacific Exchange") of a listing application, require, by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Merger Sub of the Merger, any consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, other than consents, approvals, authorizations, declarations or filings or registrations which, if not obtained or made, are not reasonably likely to result in a Parent Material Adverse Effect.

          4.6    SEC Documents.

          As of their respective dates, or, if amended, as of the date of the last such amendment, each registration statement, report, proxy statement or information statement (as defined in Regulation 14C under the Exchange Act) of Parent prepared by Parent since January 1, 1996, in the form (including exhibits and any amendments thereto) filed with the SEC, (collectively, the "Parent Reports") (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder applicable to such Parent Reports and (ii) at the time they were filed did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents the consolidated financial position of Parent and its Subsidiaries as of its date, and each of the consolidated statements of operations, stockholders' equity and cash flows included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents the financial position, results of operations and cash flows, as the case may be, of Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not reasonably likely to be material in amount or effect, and the absence of footnotes), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein. Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except (a) as set forth in the Parent Reports, (b) liabilities or obligations reflected on, or reserved against in, a consolidated balance sheet of Parent or in the notes thereto, prepared in accordance with GAAP consistently applied and included in the Parent Reports, (c) liabilities or obligations incurred in the ordinary course of business which are not reasonably likely to have a Parent Material Adverse Effect and (d) arising under executory contracts not currently in default.

          4.7    Investigations; Litigation.

          Except as set forth in Section 4.7 of the Parent Disclosure Schedule or in the Parent Reports (a) no investigation or review, except in the ordinary course of its business, by any governmental entity with respect to Parent or Merger Sub is pending (or, to Parent's knowledge, threatened) that, if concluded adversely to Parent or Merger Sub, individually or in the aggregate is reasonably likely to have a Parent Material Adverse Effect nor has any governmental entity indicated to Parent or Merger Sub an intention to conduct the same; and (b) there are no actions, suits or proceedings pending against Parent or Merger Sub or, to the knowledge of Parent or Merger Sub, threatened against Parent or Merger Sub, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that, if concluded adversely to Parent or Merger Sub, individually or in the aggregate is reasonably likely to have a Parent Material Adverse Effect.

          4.8    Absence of Certain Changes.

          Since December 31, 1998, other than as set forth in the Parent Reports, Parent has conducted its business only in the ordinary course of such business, and there has not been (i) any Parent Material Adverse Effect or any event which is reasonably likely to result in a Parent Material Adverse Effect;
(ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock (other than the regular quarterly cash dividends payable on Parent Common Stock); or (iii) any material change in its accounting principles, practices or methods, except as required under GAAP or applicable law.

          4.9    Company Stock Ownership.

          Neither Parent nor any of its Subsidiaries owns any shares of Company Common Stock or other securities convertible into or exercisable for Company Common Stock.

          4.10   No Brokers.

          Parent has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company or Parent to pay any finder's fee, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement and the Support Agreement or the consummation of the transactions contemplated hereby and thereby, except that Parent has retained J.P. Morgan Securities Inc. as its financial advisor. Other than the foregoing arrangements, Parent is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement and the Support Agreement or the consummation of the transactions contemplated hereby and thereby.

          4.11   Pooling of Interests; Tax Reorganization.

          There has been no action or omission by Parent or its Subsidiaries which would prevent the accounting for the Merger as a pooling of interests in accordance with APB No. 16, the interpretive releases issued pursuant thereto, and the pronouncements of the SEC. There has been no action or omission by Parent or its Subsidiaries which would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

                                   ARTICLE 5

                                   Covenants

          5.1    Alternative Proposals.

          The Company, its affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties other than Parent or Merger Sub conducted heretofore with respect to any merger, consolidation, share exchange, business combination, sale, lease, license, exchange, mortgage, pledge, transfer or other disposition of substantial assets of the Company other than in the ordinary course of business or sale, pledge, issuance, or other transfer or disposition of shares of capital stock of the Company (other than in the ordinary course of business under the Company Stock Option Plans or the Stock Purchase Plan or pursuant to currently outstanding options or warrants) or similar transaction in each case involving or with respect to the Company or the Company Subsidiary (each, a "Transaction"). The Company may, directly or indirectly, furnish information and access, in each case only in response to unsolicited requests therefor, to any corporation, partnership, person or other entity or group, and may participate in discussions and negotiate with such entity or group concerning any Transaction if such entity or group has submitted a written proposal to the Company Board relating to any such Transaction (an "Alternative Proposal") and the Company Board by a majority vote determines in its good faith judgment, based as to legal matters on the advice of outside legal counsel and as to financial matters upon the advice of an investment banking firm of national reputation, that the Alternative Proposal is a Superior Proposal (as hereinafter defined) and that failing to take such action may constitute a breach of the Company Board's fiduciary duty. The Company Board shall notify Parent of the receipt of any Superior Proposal and the material terms and conditions thereof, and shall promptly notify Parent of any changes to such material terms and conditions. Except as set forth above, neither the Company or any of its affiliates, nor any of its or their respective officers, directors, employees, representatives or agents, shall, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent and Merger Sub, any affiliate or associate of Parent and Merger Sub or any designees of Parent and Merger Sub) concerning, or enter into any agreement with respect to, any Transaction; provided, however, that nothing herein shall prevent the Company Board from taking, and disclosing to the Company's stockholders, a position contemplated by Rules 14d-9 and

14e-2 promulgated under the Exchange Act with regard to any tender offers; provided, further, that the Company Board shall not recommend that the shareholders of the Company tender their outstanding shares of Company Common Stock in connection with any such tender offer or exchange offer unless the Company Board by a majority vote determines in its good faith judgment, based as to legal matters on the advice of outside legal counsel and as to financial matters upon the advice of an investment banking firm of national reputation, that the tender offer is a Superior Proposal and that failing to take such action may constitute a breach of the Company Board's fiduciary duty under applicable laws. Nothing in this Section 5.1 shall (x) permit the Company to terminate this Agreement (except as specifically provided in Article 7 hereof),
(y) permit the Company to accept or enter into any agreement with respect to an Alternative Proposal during the term of this Agreement, or (z) affect any other obligation of the Company under this Agreement.

          For purposes of this Agreement "Superior Proposal" means any Alternative Proposal with respect to a Transaction which (a) in the good faith judgment of the Company Board, after consultation with its outside financial advisors, is superior to the Merger from a financial point of view to the stockholders of the Company, (b) faces no material legal or other impediments to consummation which are more adverse, in the aggregate, to the Company than the legal or other impediments, if any, faced by the Company in connection with the consummation of the Merger, and (c) is reasonably capable of being financed.

          5.2    Interim Operations.

          (a) Prior to the Effective Time, except as set forth in the Company Disclosure Schedule or as contemplated by any other provision of this Agreement, unless Parent has consented in writing thereto, the Company:

          (i) shall, and shall cause the Company Subsidiary to, conduct its operations in the ordinary course consistent with the manner as heretofore conducted;

          (ii) shall use commercially reasonable efforts, and shall cause the Company Subsidiary to use commercially reasonable efforts, to preserve intact their business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

          (iii) shall not, and shall cause the Company Subsidiary not to, amend their respective Certificates of Incorporation or Bylaws or comparable governing instruments;

          (iv) shall give prompt notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 6.3(a)(ii) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement;

          (v) shall, upon receiving any written notice from any Taxing authority proposing any adjustment to any Tax relating to the Company or the Company Subsidiary, give prompt written notice thereof to Parent, which notice shall describe in detail each proposed adjustment;

          (vi) subject to the provisions of Section 5.1, shall not, and shall not permit the Company Subsidiary to, (A) acquire or agree to acquire by merging or consolidating with, or by acquiring any capital stock of or purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or (B) acquire or agree to acquire assets other than in the ordinary course of business and except for capital expenditures made in accordance with clause (xviii) below and except for in-licenses of technology, the cost of which does not exceed $1,000,000 individually or $2,000,000 in the aggregate, or (C) release or relinquish or agree to release or relinquish any material contract rights;

          (vii) shall not, and shall not permit the Company Subsidiary to, effect any stock split or otherwise change its capitalization or issue any shares of its capital stock or securities convertible into or exchangeable or exercisable for shares of its capital stock, except (A) upon exercise of options to purchase shares of Company Common Stock under the Company Stock Option Plans, and except (B) pursuant to the Stock Purchase Plan;

          (viii) shall not, and shall not permit the Company Subsidiary to, grant, confer or award any options, warrants, conversion rights or other rights, not existing on the date hereof, to acquire any shares of its capital stock or other securities of the Company or the Company Subsidiary, other than (a) the issuance of Company Options to newly hired employees, consistent with past practice or (b) as set forth in Section 5.2(a)(viii) of the Company Disclosure Schedule;

          (ix) shall not, and shall not permit the Company Subsidiary to, take or fail to take any action which would, or would be reasonably likely to, prevent the accounting for the Merger as a pooling of interests in accordance with APB No. 16, the interpretive releases issued thereto, and the pronouncements of the SEC.

          (x) shall not, and shall not permit the Company Subsidiary to, take or fail to take any actions which would, or would be reasonably likely to, prevent the Merger from qualifying as a reorganization with the meaning of
     Section 368(a) of the Code;

          (xi) shall not, and shall not permit the Company Subsidiary to, amend in any material respect, except as required by applicable law or in response to changes in applicable law, the terms of any Company Plan, including, without limitation, any employment, severance or similar agreements or arrangements in existence on the date hereof, or adopt any new employee benefit plans, programs or arrangements or any employment, severance or similar agreements or arrangements, or change in any respect any vesting schedule with respect to any Company Plan or grant or award thereunder, or grant any salary increases to any employee of the Company or the Company Subsidiary above that amount previously disclosed in writing by the Company to Parent, except in the ordinary course of business consistent with past practice to non-officers of the Company or the Company Subsidiary, except that (A) the Company may hire employees in the ordinary course of business consistent with past practice and (B) this subsection (xi) shall not preclude Company from making payments under Company Plans;

          (xii) shall notify Parent in writing promptly upon receiving notice from any employee of the Company or the Company Subsidiary of such employee's intention to terminate employment with the Company or the Company Subsidiary;

          (xiii) shall not, and shall not permit the Company Subsidiary to, except in the ordinary course of business consistent with past practice, change in any respect the compensation arrangements for the sales force of the Company or the Company Subsidiary;

          (xiv) shall not, and shall not permit the Company Subsidiary to, except in the ordinary course of business consistent with past practice, grant any promotion to any management level employee of the Company or the Company Subsidiary;

          (xv) shall not, and shall not permit the Company Subsidiary to, except in the ordinary course of business consistent with past practice,
     (x) incur, create, assume or otherwise become liable for borrowed money or assume, guarantee, endorse or otherwise become responsible or liable for the obligations of any other individual, corporation or other entity or (y) make any loans or advances to any other person;

          (xvi) shall not, and shall not permit the Company Subsidiary to, (x) make, revoke or change any election with respect to Taxes or (y) settle or compromise any Tax liability;

          (xvii) shall not, and shall not permit the Company Subsidiary to, (y) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests or (z) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of the Company Subsidiary, or make any commitment for any such action;

          (xviii) shall not, and shall not permit the Company Subsidiary to, make any capital expenditures which in the aggregate are in excess of $1,000,000;

          (xix) shall not, and shall not permit the Company Subsidiary to, solicit to hire or hire any employee of Parent; provided, however, that nothing in this Section 5.2(a)(xix) shall prevent the Company or the Company Subsidiary from publishing any general advertisement or similar notice in any newspaper or other publication or from hiring any person pursuant to such advertisement or notice;

          (xx) shall use reasonable efforts to not, and shall use reasonable efforts to cause the Company Subsidiary to not, contact Parent's sales representatives, customers, vendors or strategic partners, the names of which have been provided by Parent to the Company, concerning Parent or the Merger, without Parent's prior written consent, which consent shall not be unreasonably withheld;

          (xxi) shall not, and shall not permit the Company Subsidiary to, make any public disclosure regarding its understanding of Parent's plan for integrating the operations of the Company with those of Parent and any of its Subsidiaries; and

          (xxii) shall not, and shall not permit the Company Subsidiary to, agree, in writing or otherwise, to take any of the foregoing actions.

          (b) Prior to the Effective Time, except as set forth in the Parent Disclosure Schedule or as contemplated by any other provision of this Agreement, unless the Company has consented in writing thereto, Parent:

          (i) shall, and shall cause Merger Sub to, give prompt notice to the Company of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 6.2(a)(ii) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement;

          (ii) shall not, and shall not permit any of its Subsidiaries to, take or fail to take any action which would, or would be reasonably likely to, prevent the accounting for the Merger as a pooling of interests in accordance with APB No. 16, the interpretive releases issued thereto, and the pronouncements of the SEC;

          (iii) shall not, and shall not permit any of its Subsidiaries to, take or fail to take any actions which would, or would be reasonably likely to, prevent the Merger from qualifying as a reorganization with the meaning of Section 368(a) of the Code;

          (iv) shall not, and shall not permit any of its Subsidiaries to, solicit to hire or hire any employee of the Company; provided, however, that nothing in this Section 5.2(b)(iv) shall prevent Parent or any Subsidiary from publishing any general advertisement or similar notice in any newspaper or other publication or from hiring any person pursuant to such advertisement or notice;

          (v) shall use reasonable efforts to not, and shall use reasonable efforts to cause its Subsidiaries to not, contact the Company's sales representatives, customers, vendors or strategic partners, the names of which have been provided by the Company to Parent, concerning the Company or the Merger, without the Company's prior written consent, which consent shall not be unreasonably withheld;

          (vi) shall not, and shall not permit any of its Subsidiaries to, make any public disclosure regarding Parent's plan for integrating the operations of the Company with those of Parent and any of its Subsidiaries; and

          (vii) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.


          5.3    Meeting of Stockholders

          The Company will, as soon as practicable following the date of this Agreement, establish a record date (which will be as soon as practicable following the date of this Agreement) for, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") as promptly as practicable for the purpose of obtaining the approval of its stockholders of this Agreement and the Merger. The Company Board shall recommend such approval and shall use its reasonable best efforts to solicit such approval, including, without limitation, timely mailing the Proxy Statement/Prospectus (as defined in Section 5.7); provided, however, that such recommendation or solicitation shall not be required and the Company Board may withdraw or modify such recommendation or solicitation, if previously made, if and to the extent that the Company Board determines after the date hereof, in its good faith judgment, based as to legal matters on the advice of outside legal counsel and as to financial matters upon the advice of an investment banking firm of national reputation, that the making of such recommendation or solicitation may involve a breach of its fiduciary duties to its stockholders imposed by law.

          5.4    Filings; Other Actions

          Subject to the terms and conditions herein provided, the Company and Parent shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Merger and the transactions contemplated hereby and by the Option Agreement and the Support Agreement; (b) use all reasonable efforts to cooperate with one another (i) in determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions in connection with the execution and delivery of this Agreement, the Option Agreement and the Support Agreement and the consummation of the transactions contemplated hereby and thereby and (ii) in timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (c) use all reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement, the Option Agreement and the Support Agreement as promptly as practicable.

          5.5    Inspection of Records

          From the date hereof to the Effective Time, Company and Parent shall
(i) allow all designated officers, attorneys, accountants and other representatives of their respective companies reasonable access at all reasonable times to the offices, records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of the other party and their Subsidiaries, (ii) furnish to such other party and such other party's counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request and (iii) instruct employees, counsel and financial advisors to cooperate with such party in such party's investigation of the business of the other party and its Subsidiaries. Except as required by law, Parent and the Company will hold, and will cause their respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any and all information received from the Company or from Parent, as the case may be, directly or indirectly, in confidence, in accordance with the Confidentiality Agreement dated as of May 6, 1999 between Parent and the Company (as it may be amended from time to time, the "Confidentiality Agreement").

          5.6    Publicity

          The initial press release relating to this Agreement shall be a joint press release in the form heretofore agreed to by the parties and thereafter the Company and Parent shall, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and by the Option Agreement and Support Agreement and in making any filing with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto.

          5.7    Registration Statement

          Parent and the Company shall cooperate and promptly prepare and Parent shall file with the SEC as soon as practicable a Registration Statement on Form S-4 (the "Form S-4") under the Securities Act, with respect to the Parent Common Stock issuable in the Merger, which Registration Statement shall contain the proxy statement with respect to the meeting of the stockholders of the Company in connection with the Merger (the "Proxy Statement/Prospectus"). Notwithstanding the foregoing, the Company may file the Proxy Statement/Prospectus with the SEC, and receive SEC clearance of the Proxy Statement/Prospectus, prior to Parent's filing the Form S-4. The respective parties will cause the Proxy Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Parent shall use reasonable efforts, and the Company will cooperate with Parent, to have the Form S-4 declared effective by the SEC as promptly as practicable. Parent shall take all action required to obtain, prior to the effective date of the Form S-4, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement. The information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement/Prospectus and the Form S-4, except to the extent that information contained therein has been revised or superseded by a later-filed amendment to the Proxy Statement/Prospectus or the Form S-4, shall not (i) at the time the Form S-4 is declared effective, (ii) at the time the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to holders of Company Common Stock, (iii) at the time of the Company Stockholders' Meeting and
(iv) at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading. The information supplied by Parent for inclusion or incorporation by reference in the Proxy Statement/Prospectus and the Form S-4, except to the extent that information contained therein has been revised or superseded by a later-filed amendment to the Proxy Statement/Prospectus or the Form S-4, shall not (i) at the time the Form S-4 is declared effective, (ii) at the time the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to holders of Company Common Stock, (iii) at the time of the Company Stockholders' Meeting and (iv) at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading. No amendment or supplement to the Proxy Statement/Prospectus will be made by the Company without the approval of Parent and no amendment of the Form S-4 will be made by Parent without the approval of the Company. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information.

          5.8    Listing Application

          Parent shall promptly prepare and submit to the NYSE and the Pacific Exchange a listing application covering the shares of Parent Common Stock issuable in the Merger and upon exercise of the Parent Options, and shall use all reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such Parent Common Stock, subject to official notice of issuance.

          5.9    Affiliate Letters

          The Company shall use its reasonable best efforts to deliver or cause to be delivered to Parent, prior to the Closing Date, from each person identified in Section 5.9 of the Company Disclosure Schedule as an "affiliate" (each such person, an "Affiliate") of the Company within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act an Affiliate Letter in the form attached hereto as Exhibit A.

          5.10    Expenses

          Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Option Agreement and the Support Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses except as expressly provided herein and except that the filing fee in connection with the filing of the Form S-4 or Proxy Statement/Prospectus with the SEC and the expenses incurred in connection with printing and mailing the Form S-4 and the Proxy Statement/Prospectus shall be paid one-half by Parent and one-half by the Company.

          5.11    Certain Transaction Related Fees

          The Company shall not, and shall not permit any Subsidiary to, incur, spend or otherwise become liable or obligated for any fees, costs or other expenses arising out of or related to the transactions contemplated hereby, including, without limitation, fees of legal counsel, investment banking, and other financial and other advisors, in excess of an amount equal to the sum of
(a) any amounts owed to U.S. Bancorp Piper Jaffray Inc. under the terms of the arrangement between the Company and U.S. Bancorp Piper Jaffray Inc. previously disclosed by the Company to Parent and (b) $750,000. The Company shall not, without the prior written consent of Parent, amend the arrangements with U.S. Bancorp Piper Jaffray Inc., which have been disclosed by the Company to Parent.

          5.12    Directors' and Officers' Indemnification and Insurance

          (a) From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to (i) each indemnification agreement currently in effect between the Company and each person who is or was a director or officer of the Company at or prior to the Effective Time and (ii) any indemnification provision under the Company's Restated Certificate of Incorporation and Bylaws as each is in effect on the date hereof (the persons to be indemnified pursuant to the agreements or provisions referred to in clauses (i) and (ii) of this Section 5.12(a) shall be referred to as, collectively, the "Indemnified Parties"). The Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company's Certificate of Incorporation and Bylaws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of any Indemnified Party. Section 5.12(a) of the Company Disclosure Schedule sets forth a list of all indemnification agreements between the Company and its directors and officers. In addition to the foregoing, Parent shall guarantee the Surviving Corporation's performance of its obligations pursuant to this Section 5.12(a).

          (b) The Surviving Corporation shall not terminate for six years from the Effective Time the Company's directors' and officers' liability insurance in effect immediately prior to the Effective Time. Prior to the Effective Time, the Company shall purchase a six-year "runoff" addition to its existing directors' and officers' liability insurance policy (the "Runoff Policy"), the cost of which Runoff Policy shall not exceed $700,000; provided, however, that if (i) Parent's directors' and officers' liability insurance policy in effect at the Effective Time ("Parent's Policy") provides coverage no less favorable to the Company's directors and officers than the coverage that would be provided by the Runoff Policy and (ii) Parent causes Parent's Policy to cover all persons who would be covered by the Runoff Policy, then the Company shall not purchase the Runoff Policy. If the Company does not purchase the Runoff Policy, then for six years from the Effective Time, neither Parent nor the Surviving Corporation shall reduce the coverage provided by Parent's Policy to any person who would be covered by the Runoff Policy.

          (c) Parent and the Surviving Corporation jointly and severally agree to pay all expenses, including reasonable attorneys' fees, that may be incurred by the Indemnified Parties in successfully enforcing the indemnity and other obligations provided for in this Section 5.11.

          (d) This Section shall survive the consummation of the Merger, is intended to benefit the Company, the Surviving Corporation and each indemnified party, shall be binding, jointly and severally, on all successors and assigns of the Surviving Corporation and Parent, and shall be enforceable by the indemnified parties.

          5.13    Shareholder Rights Plan and Takeover Statutes

          The Company shall not amend, modify or supplement the Rights Agreement or the Rights without the prior written consent of Parent. If any "fair price," "moratorium," "control share acquisition" or other form of antitakeover statute or regulation, is or shall become applicable to the transactions contemplated hereby or by the Option Agreement or the Support Agreement, the Company and the members of the Company Board shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby and by the Option Agreement and by the Support Agreement may be consummated as promptly as practicable on the terms contemplated hereby and by the Option Agreement and by the Support Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby and by the Option Agreement and by the Support Agreement. If requested by Parent at least three business days prior to the Effective Time, the Company Board shall take all necessary action to terminate or redeem all of the outstanding Rights and to terminate the Rights Agreement, effective immediately prior to the Effective Time.

          5.14    Conveyance Taxes

          The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp

Taxes, any transfer, recording, registration and other fees or any similar Taxes which become payable in connection with the transactions contemplated by this Agreement, the Option Agreement and the Support Agreement that are required or permitted to be filed on or before the Effective Time.

          5.15    Certain Tax Matters

          (a) From the date hereof until the Effective Time, (i) the Company and the Company Subsidiary will prepare and file, or will cause to be prepared and filed, in the manner required by applicable law, all Tax Returns that are required (with extensions) to be filed, (ii) the Company and the Company Subsidiary will timely pay all Taxes shown as due and payable, or required to be shown as due and payable, on such Tax Returns that are so filed, (iii) the Company and the Company Subsidiary will make provision for all Taxes payable by the Company and/or the Company Subsidiary for which no Tax Return is due prior to the Effective Time and (iv) the Company will promptly notify Parent in writing of any action, suit, proceeding, claim or audit pending against or with respect to the Company or the Company Subsidiary thereof in respect of any Tax.

          (b) The Company agrees that it will, and will cause the Company Subsidiary to, make available all such information, employees and records of or relating to the Company and the Company Subsidiary as Parent may request with respect to matters relating to Taxes (including, without limitation, the right to make copies of such information and records) and will consult with Parent before filing Tax Returns and amended Tax Returns, and in connection with audits and proceedings related to Taxes.

          (c) It is understood and agreed that Dewey Ballantine LLP, legal counsel to Parent, and Wilson Sonsini Goodrich & Rosati, Professional Corporation, legal counsel to the Company, shall issue to their respective clients for inclusion as exhibits to the Form S-4 substantially identical opinions to the effect that the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and respecting related matters (each such opinion, an "Exhibit Opinion" and, collectively, the "Exhibit Opinions"). In rendering such Exhibit Opinions, such legal counsel may require and reasonably rely upon reasonably requested representations contained in certificates of the Company, Parent and Merger Sub (the "Tax Certificates").

          5.16    Benefit Arrangements

          Following the Effective Time, Parent will provide benefits to the Company employees and officers who are employed by Parent immediately after the Effective Time ("Company Employees"), substantially identical to the benefits currently provided to similarly situated employees and officers of Parent, for so long as such persons shall remain employed by Parent or any of its Subsidiaries, including the Company. Parent has made available to the Company true and correct copies of all plans setting forth such benefits or in the case of an unwritten plan, a written description thereof. From and after the Effective Time, Parent shall grant all Company Employees credit for all service (to the same extent as service with Parent is taken into account with respect to similarly situated employees of Parent) with the Company prior to the Effective Time for (i) participation and vesting purposes, (ii) for purposes of vacation accrual, and (iii) for purposes of severance pay and service awards after the Effective Time as if such service with the Company was service with Parent. Parent and the Company agree that where applicable with respect to any medical or dental benefit plan of Parent, Parent shall waive, with respect to any Company Employee, any pre-existing condition exclusion and actively-at-work requirements (provided, however, that no such waiver shall apply to a pre-existing condition of any Company Employee who was, as of the Effective Time, excluded from participation in a plan by virtue of such pre-existing condition) and provided that any covered expenses incurred on or before the Effective Time by a Company Employee or a Company Employee's covered dependents shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time to the same extent as such expenses are taken into account for the benefit of similarly situated employees of Parent.

          5.17    Company Employee Stock Purchase Plan

          Outstanding options under the Stock Purchase Plan shall be exercised upon the earlier of the applicable Stock Purchase Date or immediately prior to the Effective Time, provided that if the Effective Time is later than October 31, 1999, then a new Purchase Period will commence on November 1, 1999 and will end upon the earlier of April 28, 2000 or immediately prior to the Effective Time, and each participant in the Stock Purchase Plan shall accordingly be issued shares of Company Common Stock at that time pursuant to the terms of the Stock Purchase Plan and each share of Company Common Stock so issued shall by virtue of the Merger, and without any action on the part of the holder thereof, be converted into the right to receive the consideration contemplated by Section
2.2 hereof. The Company Board shall take such actions as shall be necessary to effectuate the provisions of this Section 5.17, including without limitation such actions contemplated by Section 19(c) of the Stock Purchase Plan with respect to setting the New Exercise Date (as defined in the Stock Purchase Plan) immediately prior to the Effective Time and giving the notice contemplated by the Stock Purchase Plan not less than 10 business days prior to the Effective Time.

          5.18    Temporary License

          The Company agrees not to terminate the Temporary License Agreement between the Company and Origin Medsystems, Inc. ("Origin") dated May 3, 1999 (the "Temporary License Agreement") prior to the earlier of the Effective Time or the termination of this Agreement by either party in accordance with Article
7. If the Company terminates the Temporary License Agreement following termination of this Agreement, the Company agrees that it will provide Origin with at least thirty (30) days written notice prior of such termination. Parent will pay to the Company royalties as set forth in the Collaboration Agreement dated July 18, 1997 between the Company and EMBRO Vascular LLC, as amended (the "Collaboration Agreement") for Net Sales of Products (both Net Sales and Products as defined in the Collaboration Agreement) pursuant to the terms of the Collaboration Agreement for sales occurring on and after

September 1, 1999. The Company has provided to Parent a true and correct copy of the Collaboration Agreement.

          5.19    Support Agreement Legend

          The Company will inscribe upon any Certificate representing the Shares tendered by a Stockholder (as such terms are defined in the Support Agreement) for such purpose the following legend: THE SHARES OF COMMON STOCK, PAR VALUE $0.001 PER SHARE, OF THE COMPANY REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A SUPPORT AGREEMENT DATED AS OF AUGUST 30, 1999, AND ARE SUBJECT TO THE TERMS THEREOF. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY.

                                   ARTICLE 6

                                  Conditions

          6.1     Conditions to Each Party's Obligation to Effect the Merger

          The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) This Agreement and the Merger shall have been approved by the holders of the issued and outstanding shares of capital stock of the Company in accordance with the DGCL and Company's Certificate of Incorporation.

          (b) The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been terminated.

          (c) None of the parties hereto shall be subject to any order, decree or ruling or any other action of a United States federal, state, local or foreign court of competent jurisdiction or United States federal or state, local or foreign governmental, regulatory or administrative agency or commission which permanently restrains, enjoins or otherwise prohibits the Merger. In the event any such order, decree, ruling or other action shall have been issued, each party agrees to use commercially reasonable efforts to have any such order, decree, ruling or other action reversed and any such restraint or injunction lifted.

          (d) The Form S-4 shall have become effective and shall be effective at the Effective Time, and no stop order suspending effectiveness of the Form S-4 shall have been issued, no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all material approvals under state securities laws relating to the issuance or trading of the Parent Common Stock to be issued to the Company stockholders in connection with the Merger shall have been received.

          (e) The Parent Common Stock to be issued to the Company stockholders in connection with the Merger shall have been approved for listing on the NYSE and the Pacific Exchange, subject only to official notice of issuance.

          (f) Parent shall have received any necessary approvals, or any applicable period for action shall have expired, under the German antitrust laws.

          6.2     Conditions to Obligation of the Company to Effect the Merger

          The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) (i) Parent and Merger Sub shall have performed in all material respects all obligations contained in this Agreement required to be performed by them on or prior to the Closing Date (except for those obligations contained in clauses (iv), (v) and (vi), and, to the extent it relates to clauses (iv), (v) and (vi), clause (vii), of Section 5.2(b) of this Agreement), (ii) the representations and warranties of Parent and Merger Sub contained in this Agreement, the Parent Disclosure Schedule and documents delivered at Closing, other than the representations and warranties contained in Section 4.8(i) of this Agreement, shall be true and correct in all material respects as of the Closing Date, except for changes contemplated by this Agreement and except that those representations and warranties which address matters only as of a particular date shall have been true and correct in all material respects as of such date and except that those representations and warranties that are qualified with respect to materiality, Parent Material Adverse Effect or similar qualification shall be true and correct in all respects as of the Closing Date, and (iii) the Company shall have received certificates of the President or a Vice President of Parent and Merger Sub dated the Closing Date, certifying to such effect with respect to Parent and Merger Sub, respectively.

          (b) The Company shall have received from its legal counsel, Wilson Sonsini Goodrich & Rosati, Professional Corporation, the Exhibit Opinion rendered by such legal counsel pursuant to Section 5.15(c) and reconfirmed as of the Effective Time. In reconfirming its Exhibit Opinion as of the Effective Time, Wilson Sonsini Goodrich & Rosati, Professional Corporation, may reasonably rely upon the Tax Certificates (updated as necessary).

          6.3 Conditions to Obligation of Parent and Merger Sub to Effect the Merger.

          The obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) (i) The Company shall have performed in all material respects all obligations contained in this Agreement (except for those obligations contained in clauses (xix), (xx) and (xxi) and, to the extent it relates to clauses (xix), (xx) and (xxi), clause (xxii), of Section 5.2(a) of this Agreement), and the Option

     Agreement and the Stockholders (as defined in the Support Agreement) shall have performed in all material respects their agreements contained in the Support Agreement, in each case, required to be performed on or prior to the Closing Date, (ii) the representations and warranties of the Company contained in this Agreement and the Option Agreement, the Company Disclosure Schedule and documents delivered at Closing, and the representations and warranties of the Stockholders contained in the Support Agreement, shall be true and correct in all material respects as of the Closing Date, except for changes contemplated by this Agreement and except that those representations and warranties which address matters only as of a particular date shall have been true and correct in all material respects as of such date and except that those representations and warranties that are qualified with respect to materiality, Company Material Adverse Effect or similar qualification shall be true and correct in all respects as of the Closing Date, and (iii) Parent shall have received a certificate of the President or a Vice President of the Company, dated the Closing Date, certifying to such effect with respect to the Company.

          (b) Parent shall have received from its legal counsel, Dewey Ballantine LLP, the Exhibit Opinion rendered by such legal counsel pursuant to Section 5.15(c) and reconfirmed as of the Effective Time. In reconfirming its Exhibit Opinion as of the Effective Time, Dewey Ballantine LLP may reasonably rely upon the Tax Certificates (updated as necessary).

          (c) Parent shall have received a letter of its independent public accountants, dated the Effective Time, in form and substance reasonably satisfactory to it, stating that such accountants concur with management's conclusion that the Merger will qualify as a transaction to be accounted for in accordance with the pooling of interests method of accounting under the requirements of APB No. 16.

          (d) From the date of this Agreement through the Effective Time, there shall not have occurred a Company Material Adverse Effect (or, if a Company Material Adverse Effect shall have occurred, it shall have been cured).

                                   ARTICLE 7

                                  Termination

          7.1    Termination by Mutual Consent

          This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of the Company, by the mutual consent of Parent, Merger Sub and the Company.

          7.2    Termination by Either Parent or the Company.


          This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Parent or the Company if (a) the Merger shall not have been consummated by February 29, 2000, or (b) the approval of the Company's stockholders required by Section 6.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment thereof, or
(c) a United States federal, state, local or foreign court of competent jurisdiction or United States federal or state, local or foreign governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to clause
(c) shall have used all reasonable efforts to remove such injunction, order or decree; and provided, in the case of a termination pursuant to clause (a) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger by February 29, 2000. Notwithstanding the foregoing, the Company's ability to terminate this Agreement pursuant to subsection (b) of this Section 7.2 is conditioned upon the prior payment by the Company of any amounts owed by it pursuant to Section 7.5(a), if applicable.

          7.3    Termination by the Company.


          This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption and approval by the stockholders of the Company referred to in Section 6.1(a), by action of the Company Board, if (a) in the exercise of its good faith judgment as to fiduciary duties to its stockholders imposed by law based as to legal matters on the advice of outside legal counsel and as to financial matters upon the advice of an investment banking firm of national reputation, the Company Board determines that such termination is required by reason of a Superior Proposal being made, or (b) there has been a breach by Parent or Merger Sub of any representation or warranty contained in this Agreement that (i) has had or is reasonably likely to have a Parent Material Adverse Effect or (ii) would cause the condition set forth in Section 6.2(a)(ii) to not be satisfied, and which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to Parent, or (c) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Parent which breach would cause the condition set forth in Section 6.2(a)(i) to not be satisfied, and, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to Parent, or (d) the Average Price is less than $47.00. Notwithstanding the foregoing, the Company's ability to terminate this Agreement pursuant to Section 7.3(a) is conditioned upon the prior payment by the Company of any amounts owed by it pursuant to Section 7.5(a).

          7.4    Termination by Parent.


          This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the stockholders of the Company referred to in Section 6.1(a), by action of the Board of Directors of Parent, if (a) the Company Board (i) shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of this Agreement, the Option Agreement, the Support Agreement or the Merger or (ii) shall have recommended an Alternative Proposal to the Company stockholders, or
(b) there has been a breach by the Company of any representation or warranty contained in this Agreement that (i) has had or is reasonably likely to have a Company Material Adverse Effect, or any breach by the Company of any representation or warranty contained in the Option Agreement or (ii) would cause the condition set forth in Section 6.3(a)(ii) to not be satisfied, or any breach by any Shareholder of any representation or warranty contained in the Support Agreement, and which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Parent to the Company or the breaching Shareholder, as appropriate, or (c) there has been a material breach of any of the covenants or agreements set forth in this Agreement or the Option Agreement on the part of the Company, or any of the covenants or agreements set forth in the Support Agreement by any Shareholder, which breach would cause the condition set forth in Section 6.3(a)(i) to not be satisfied, and, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Parent to the Company or the breaching Shareholder, as appropriate.

          7.5   Effect of Termination and Abandonment.

          (a) The Company shall pay Parent a fee of $9,000,000, which amount shall be payable by wire transfer of same day funds prior to any termination by the Company in the case of clause (i) or (iii) below (with any such payment being a condition precedent to any such termination), and within two business days after such amount becomes due in the case of any termination by Parent pursuant to clause (i) or (ii) below, upon the occurrence of any of the following events:

          (i) The Company or Parent terminates this Agreement pursuant to clause (b) of Section 7.2 and prior to such termination, (x) a proposal with respect to the sale or other disposition of all or substantially all of the assets of the Company, or a transaction pursuant to which any third party would acquire beneficial ownership of more than 50% of the Company's outstanding shares of voting stock or any similar transaction involving a change of control of the Company (each a "Specified Transaction") shall have been made, and (y) within one year after such termination, (A) any third party shall acquire beneficial ownership of more than 50% of the Company's outstanding shares of voting stock, or (B) the Company shall enter into any agreement (including an agreement in principle, letter of intent or similar agreement), whether oral or written, with respect to any Specified Transaction;

          (ii)  Parent terminates this Agreement pursuant to clause (a) of
     Section 7.4; or

          (iii) The Company terminates this Agreement pursuant to clause (a) of
     Section 7.3.

The Company acknowledges that the agreements contained in this Section 7.5(a) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 7.5(a), and, in order to obtain such payment, Parent or Merger Sub commences a suit which results in a judgment against the Company for the full amount of the fee set forth in this Section 7.5(a), the Company shall pay to Parent its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Bank of America N.T. and S.A. in effect on the date such fee was required to be paid.

          (b) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 7, all obligations of the parties hereto shall terminate, except the obligations of the parties set forth in this Section 7.5 and Section 5.10 (Expenses) and except for the Confidentiality Agreement and the letter, dated August 6, 1999, from Parent and accepted and agreed to by the Company amending the Confidentiality Agreement. Moreover, in the event of termination of this Agreement pursuant to Section 7.3
(b), 7.3(c), 7.4(b) or 7.4(c), to the extent such termination results from the willful breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement, nothing herein shall prejudice the ability of the nonbreaching party from seeking damages from any other party for any breach of this Agreement, including, without limitation, attorneys' fees and the right to pursue any remedy at law or in equity.

          7.6   Extension; Waiver.


          At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) subject to the proviso of Section 8.5, waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 8

                              GENERAL PROVISIONS

          8.1   Nonsurvival of Representations, Warranties and Agreements.


          All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Effective Time; provided, however, that the agreements contained in Article 1 (The Merger), Article 2 (Conversion and Exchange of Securities), Section 5.10 (Expenses), Section 5.11 (Certain Transaction and Related Fees), Section 5.12 (Directors' and Officers' Indemnification and Insurance), Section 5.16 (Benefit Arrangements) and this Article 8 (General Provisions) shall survive the Merger to the extent contemplated by such sections.

          8.2   Notices.

          Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission, by courier or other national overnight express mail service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

     If to Parent or Merger Sub:

          Guidant Corporation
          111 Monument Circle, 29th Floor
          Indianapolis, Indiana 46204-5129
          Attention:  General Counsel
          Telecopy:   (317) 971-2141

     with copies to:

          Dewey Ballantine LLP
          1301 Avenue of the Americas
          New York, New York 10019-6092
          Attention:  Bernard E. Kury, Esq.
                      Jonathan L. Freedman, Esq.
          Telecopy:   (212) 259-6333

     If to the Company:

          CardioThoracic Systems, Inc.
          10600 North Tantau Avenue
          Cupertino, California  95014
          Attention:  Richard M. Ferrari
          Telecopy:   (408) 342-1715
     with copies to:

          Wilson Sonsini Goodrich & Rosati, Professional Corporation 650 Page Mill Road
          Palo Alto, California 94304-1050
          Attention:  J. Casey McGlynn
                      Christopher J. Ozburn
          Telecopy:   (650) 493-6811

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

          8.3   Assignment; Binding Effect.

          Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign its rights hereunder to any Subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Article 2 (Conversion and Exchange of Securities) and Section 5.12 (Directors' and Officers' Indemnification and Insurance), nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          8.4   Entire Agreement.

          This Agreement, the Option Agreement, the Exhibits hereto, the Company Disclosure Schedule, the Parent Disclosure Schedule, the Confidentiality Agreement, the Temporary License Agreement and any documents delivered by the parties in connection herewith or therewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

          8.5   Amendment.

          This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of the Company; provided, however, after such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval.

This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          8.6   Governing Law.

          This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

          8.7   Counterparts.

          This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

          8.8   Headings.

          Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

          8.9   Interpretation.

          In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting each gender shall include the other gender and words denoting natural persons shall include corporations and partnerships and vice versa.

          8.10  Waivers.

          Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

          8.11  Incorporation of Exhibits.

          The Company Disclosure Schedule, the Parent Disclosure Schedule and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

          8.12  Severability.

          Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

          8.13  Enforcement of Agreement.

          The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

          8.14  Definitions.

          (a) As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner.

          (b) As used in this Agreement, "Company Material Adverse Effect" means a change or effect that is materially adverse to the business, prospects, results of operation or financial condition of the Company or the Company Subsidiary; provided, however, that (i) any adverse change or effect that is proximately caused by conditions affecting the economy or securities markets generally shall not be taken into account in determining whether there has been or is reasonably likely to be a "Company Material Adverse Effect" on or with respect to the Company or the Company Subsidiary; (ii) any adverse change or effect that is proximately caused by conditions affecting any industry in which the Company or the Company Subsidiary competes shall not be taken into account in determining whether there has been or is reasonably likely to be a "Company Material Adverse Effect" on or with respect to the Company or the Company Subsidiary; (iii) any adverse change or effect resulting from the announcement or the pendency of the Merger shall not be taken into account in determining whether there has been or is reasonably likely to be a "Company Material Adverse Effect" on or with respect to the Company or the Company Subsidiary; (iv) any adverse change or effect resulting from the breach by Parent of the covenants set forth in clauses (iv), (v) and (vi) and, to the extent it relates to clauses
(iv), (v) and (vi), clause (vii), of Section 5.2(b) of this Agreement shall not be taken into account in determining whether there has been or is reasonably likely to be a "Company Material Adverse Effect" on or with respect to the Company or the Company Subsidiary; and (v) any adverse change or effect resulting from those items set forth in Section 8.14 of the Company Disclosure Schedule shall not be taken into account in determining whether there has been or is reasonably likely to be a "Company Material Adverse Effect" on or with respect to the Company or the Company Subsidiary.

          (c) As used in this Agreement, "Parent Material Adverse Effect" means a change or effect that is materially adverse to the business, prospects, results of operation or financial condition of Parent and its Subsidiaries, taken as a whole; provided, however, that (i) any adverse change or effect that is proximately caused by conditions affecting the economy or securities markets generally shall not be taken into account in determining whether there has been or is reasonably likely to be a "Parent Material Adverse Effect" on or with respect to Parent and its Subsidiaries, taken as a whole; (ii) any adverse change or effect that is proximately caused by conditions affecting any industry in which Parent and any of its Subsidiaries compete shall not be take into account in determining whether there has been or is reasonably likely to be a "Parent Material Adverse Effect" on or with respect to Parent and its Subsidiaries, taken as a whole; (iii) any adverse change or effect resulting from the announcement or the pendency of the Merger shall not be taken into account in determining whether there has been or is reasonably likely to be a "Parent Material Adverse Effect" on or with respect to Parent and its Subsidiaries, taken as a whole; and (iv) any adverse change or effect resulting from the breach by the Company of the covenants set forth in clauses (xix), (xx) and (xxi) and, to the extent it relates to clauses (xix), (xx) and (xxi), clause
(xxii), of Section 5.2(a) of this Agreement shall not be taken into account in determining whether there has been or is reasonably likely to be a "Parent Material Adverse Effect" on or with respect to Parent and its Subsidiaries, taken as a whole.

          IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                   GUIDANT CORPORATION


                                   /s/ Ronald W. Dollens
                                   ---------------------------------------------
                                   Name:  Ronald W. Dollens
                                   Title: President and Chief Executive officer



                                   CLYDESDALE ACQUISITION CORP.


                                   /s/ Nickey Spaulding
                                   ---------------------------------------------
                                   Name:  Nickey Spaulding
                                   Title: President



                                   CARDIOTHORACIC SYSTEMS, INC.


                                   /s/ Richard M. Ferrari
                                   --------------------------------------------
                                   By:    Richard M. Ferrari
                                   Title: President and Chief Executive officer

                                   EXHIBIT A
                                   TO MERGER
                                   AGREEMENT

                           FORM OF AFFILIATE LETTER

Guidant Corporation
111 Monument Circle, 29th Floor
Indianapolis, IN  46204-5129

Ladies and Gentlemen:

          I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of CardioThoracic Systems, Inc., a Delaware corporation (the "Company"), as the term "affiliate" is (i) defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act"), or (ii) used in and for purposes of Accounting Series Releases 130 and 135, as amended, of the SEC (the "Pooling Rules"). Pursuant to the terms of the Agreement and Plan of Merger, dated as of August 30, 1999 (the "Agreement"), between Guidant Corporation, an Indiana corporation ("Parent"), Clydesdale Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and the Company, Merger Sub will be merged with and into the Company (the "Merger").

          As a result of the Merger, I will receive shares of Common Stock, without par value, of Parent (the "Parent Common Stock") in exchange for shares owned by me of Common Stock, par value $0.001, of the Company (the "Company Common Stock").

          1. Compliance with the Act. In compliance with the Act and the Rules and Regulations thereunder, I represent, warrant and covenant to Parent that in the event I receive any Parent Common Stock as a result of the Merger:

          A. I shall not make any sale, transfer or other disposition of the Parent Common Stock in violation of the Act or the Rules and Regulations.

          B. I have carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Parent Common Stock, to the extent I felt necessary, with my counsel or counsel for the Company.

          C. I have been advised that the issuance of Parent Common Stock to me pursuant to the Merger has been registered with the SEC under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger was submitted for a vote of the stockholders of the Company, I may be deemed to have been an affiliate of the Company and the distribution by me of the Parent Common Stock has not been registered under the Act, I may not sell, transfer or otherwise dispose of the Parent Common Stock issued to me in the Merger unless such sale, transfer or other disposition (i) has been registered under the Act and all applicable state securities or "blue sky" laws, (ii) is made in conformity with Rule 145 promulgated by the SEC under the Act and all applicable state securities or "blue sky" laws, or
     (iii) in the opinion of legal counsel reasonably acceptable to Parent, or pursuant to a "no action" letter obtained by the undersigned from the staff of the SEC, is otherwise exempt from registration under the Act and all applicable state securities or "blue sky" laws.

          D. I understand that Parent is under no obligation to register the sale, transfer or other disposition of the Parent Common Stock received by me or on my behalf as a result of the Merger under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

          E. I also understand that stop transfer instructions will be given to Parent's transfer agents with respect to the Parent Common Stock and that there will be placed on the certificates for the Parent Common Stock issued to me, or any substitutions therefor, a legend stating in substance:

     "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED PURSUANT TO A BUSINESS COMBINATION WHICH IS BEING ACCOUNTED FOR AS A POOLING OF INTERESTS, IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT
     DATED ., 1999 BETWEEN THE REGISTERED HOLDER HEREOF AND PARENT, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF PARENT."

          F. I also understand that unless the transfer by me of my Parent Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145 and all applicable state securities or "blue sky" laws, Parent reserves the right to put the following legend on the certificates issued to my transferee:

     "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY APPLICABLE STATE SECURITIES OR "BLUE SKY" LAWS AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE

     REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 AND ALL APPLICABLE STATE SECURITIES OR "BLUE SKY" LAWS.

          It is understood and agreed that the legends set forth in paragraphs E and F above shall be removed by delivery of substitute certificates without such legend if such legend is not required for purposes of the Act, any applicable state securities or "blue sky" laws or this Agreement. It is understood and agreed that such legends and the stop orders referred to above will be removed if (i) one year shall have elapsed from the date the undersigned acquired the Parent Common Stock received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned, (ii) two years shall have elapsed from the date the undersigned acquired the Parent Common Stock received in the Merger and the provisions of Rule 145(d)(3) are then available to the undersigned, or
(iii) Parent has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Parent, or a "no action" letter obtained by the undersigned from the staff of the SEC, to the effect that the restrictions imposed by Rule 145 under the Act and all applicable state securities or "blue sky" laws no longer apply to the undersigned.

          2.   Pooling Requirements.

          A. I further represent to and covenant with Parent that (A) I have not sold any shares of Company Common Stock within 30 days of the Effective Time (as defined in the Merger Agreement) and (B) I will not sell, transfer or otherwise dispose of (i) any shares of Company Common Stock within 30 days of the Effective Time or (ii) any Parent Common Stock received by me in the Merger or any other shares of the capital stock of Parent until after such time as results covering at least 30 days of post-merger combined operations of the Company and Parent have been published by Parent, in the form of a quarterly earnings report, an effective registration statement filed with the SEC, a report to the SEC on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes such combined results of operations and would satisfy the Pooling Rules (such period is referred to herein as the "Restricted Period").

          B. The parties acknowledge that sales of Parent Common Stock issuable on exercise of stock options solely to provide for payment of the exercise price of such stock options simultaneously with the exercise of such stock options shall not constitute such reduction of relative risk.

          C. Notwithstanding anything to the contrary contained in paragraph 2.A, but subject to paragraph 1, I will be permitted, during the Restricted Period, (i) to sell, exchange, transfer, pledge, distribute or otherwise dispose of or grant any option, establish any "short" or "put"-equivalent position with respect to or enter into any similar transaction (through derivatives or otherwise) intended to have or having the effect, directly or indirectly, of reducing its risk relative to any shares of Parent Common Stock that I own (a "Transfer") equal to the lesser of (A) 10% of the Parent Common Stock that I own and (B) my pro rata portion of 1% of the total number of outstanding shares of Parent Common Stock owned by me and all other stockholders of Parent (in each of clause (A) and clause
     (B) above as measured as of the date of such Transfer and subject to confirmation of such calculation by Parent), and (ii) to make bona fide charitable contributions or gifts of such securities; provided, however, that the transferee(s) of such charitable contributions or gifts agree(s) in writing to hold such securities for the period specified in paragraph 2.A.

          3. Certain Tax Matters. In connection with the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), I hereby represent and warrant to Parent as follows:

          A. I am currently the owner of ____________ shares of Company Common Stock. These shares constitute my entire interest in the Company.

          B. I have no current plan or intent to engage in prior to and in connection with the Merger any Sale (as defined below) of any Company Common Stock to the Company or any person related to the Company within the meaning of Treas. Reg. (S) 1.368-1(e)(3).

          C. I have no current plan or intent to engage in at any time after, or in connection with, the Merger a sale, exchange, transfer, pledge, distribution, redemption, or other disposition of (collectively, a "Sale"), any Parent Common Stock that I receive in the Merger to Parent or any person related to Parent within the meaning of Treas. Reg. (S) 1.368-1(e)(3).

          D. I do not intend to take a position on any federal or state income tax return that is inconsistent with the treatment of the receipt of Parent Common Stock in the Merger as occurring pursuant to a reorganization within the meaning of Section 368(a) of the Code.

          E. I shall immediately notify Parent in writing via facsimile if, at any time prior to the Effective Time, any of the following representations are untrue.

          The representation, covenants and agreements contained herein shall be true and correct at all times from the date hereof. I understand that my obligations hereunder shall attach to and be binding upon any person or entity to whom legal or beneficial ownership of my shares of Company Common Stock (and shares of Parent Common Stock following the Merger) shall pass by operation of law or otherwise.

                                       Very truly yours,



                                       Name:

Accepted this ____ day of
________, 1999 by Parent


By:__________________________
   Name:
   Title: